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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 21, 1998


                            GENERAL AUTOMATION, INC.
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             (Exact name of Registrant as specified in its charter)


        Delaware                     0-5260                95-248811
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(State or other jurisdiction      (Commission          (I.R.S. Employer
    of incorporation)             File Number)       Identification Number)


17731 Mitchell North, Irvine, California                      92614
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(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  (919) 250-4800


                                 Not applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

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Item 5 - Other Events
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Internal audits of the Company's "Deferred Revenue" account have resulted in the realization that income and results of operations were possibly overstated during prior periods. At this time, the Company believes that it may need to restate financial statements which were filed in these prior periods.

Management notified the Company's independent auditors as well as the predecessor audit firm of the results of its internal audit. Management has also determined that in light of the probable restatement of the prior period financial statements, the 10-Q for the period ended March 31, 1998 will not be filed until it is known how the restatement will affect the presentation of current operations. As reported in the Form 12b-25 dated May 18, 1998, management expects to report a "significant" loss for the quarter ended March 31, 1998. The expected loss to be reported could exceed $2 million on estimated revenues of approximately $16 million.

The Company has determined the accounting problem arose as a result of a continuing programming error, now corrected, in subsidiary records, and was not the result of accounting irregularities or any other form of deliberate actions on the part of any Company personnel. Management has not determined the total magnitude of the adjustments at this date, but expects the adjustments, if made, will be material.

Subsequent to the close of the quarter ended March 31, 1998, Comerica Bank notified the Company of its intent to terminate the Company's line of credit. This was the result of the Company's failure to meet the minimum net worth requirements specified by the Company's Loan Agreement with the Bank, due to losses previously reported by the Company. The Company has entered into negotiations for a new credit line with certain asset based lenders, the proceeds of which would be used to pay the Company's obligation to Comerica Bank, which currently totals approximately $1.8 million, and for future working capital requirements. There can be no assurance, however, that the Company will be successful in obtaining a credit line in an amount adequate for its needs. Comerica Bank is working closely with the Company in efforts to obtain a new credit line, and has indicated its willingness to enter into a forbearance agreement to facilitate those efforts. As of the date of this Report on Form 8-K, that forbearance agreement has not been entered into.

On May 4, 1998, the Company successfully completed the refinancing of its corporate headquarters, resulting in net proceeds to the Company of approximately $860,000, which the Company intends to use for working capital. In connection with this transaction, the Company issued a Promissory Note in the original principal amount of $900,000, which is secured by a second trust deed on the Company's corporate headquarters. The Promissory Note bears interest of 12% per annum, requires interest-only payments monthly, and is due in full on April 30, 2000. The Company also issued five-year Warrants to the lenders covering an aggregate of 200,000 shares of the Company's common stock, with an exercise price of $1.19 per share.

                                   SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL AUTOMATION, INC.

Date:  May 18, 1998

By:  /s/ Richard H. Nance
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     Richard H. Nance
     Vice-President Finance and
     Chief Financial Officer




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